Exhibit 5.1

December 9, 2021

File No.: 312656.00002/17803

Versus Systems Inc.

6701 Center Drive West, Suite 480

Los Angeles, CA 90445

Re:	Versus Systems Inc.

Ladies and Gentlemen:

We have acted as counsel to you, Versus Systems Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-261423) (the “Registration Statement”) with respect to the registration of the proposed offer and sale of (i) a proposed maximum aggregate offering price of $17,250,000 of Units (the “Units”), with each Unit consisting of one common share of the Company, with no par value per share (each, a “Common Share” and collectively, the “Common Shares”), and one warrant (the “Unit Warrants”) to purchase one additional Common Share (the shares issuable upon exercise of the Unit Warrants the “Unit Warrant Shares”) at an exercise price equal to 120% of the public offering price of the Units; (ii) a proposed maximum aggregate offering price of $2,277,000 of Common Shares issuable upon the exercise of warrants (the “Underwriter Warrants”) to purchase Common Shares (the “Underwriter Warrant Shares” and, together with the Unit Warrant Shares, the “Warrant Shares”) to be issued to D.A. Davidson & Co. (the “Representative”), or its designees, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company, the Representative and the other underwriters named therein, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prospectus, (c) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to the Common Shares and the Warrant Shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

On the basis of the foregoing, and in reliance thereon, we are of the opinion as of the date hereof that:

1.	the shares of Common Shares included in the Units, when issued pursuant to the terms and against payment therefor as set forth in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

2.	the Unit Warrants included in the Units and the Unit Warrant Shares when issued in accordance with the terms of the Unit Warrants, when issued pursuant to the terms and against payment therefor as set forth in the Registration Statement and the Underwriting Agreement, will be duly authorized and if, as and when issued in accordance with the terms of the Unit Warrants, the Unit Warrant Shares will be validly issued, fully paid and non-assessable; and

3.	the Underwriter Warrants and the Underwriter Warrant Shares when issued in accordance with the terms of the Underwriter Warrants, when issued pursuant to the terms and against payment therefor as set forth in the Registration Statement and the Underwriting Agreement, will be duly authorized and if, as and when issued in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP